Exhibit 99.1

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

CORPORATE PARTICIPANTS

Nahla Azmy Alcoa Inc. - VP of IR

Klaus Kleinfeld Alcoa Inc. - Chairman & CEO

William Oplinger Alcoa Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Timna Tanners BofA Merrill Lynch - Analyst

David Lipschitz CLSA - Analyst

Tony Rizzuto Cowen and Company - Analyst

Brian MacArthur UBS - Analyst

Jeremy Kliewer Deutsche Bank - Analyst

Paretosh Misra Morgan Stanley - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2015 Alcoa earnings conference call. My name is Tracy, and I will be your operator for today. As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Nahla Azmy, Vice President of Investor Relations. Please proceed.

Nahla Azmy - Alcoa Inc. - VP of IR

Thank you, Tracy. Good afternoon, and welcome to Alcoa’s second-quarter 2015 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer; and William Oplinger, Executive Vice President and Chief Financial Officer. After comments by Klaus and Bill, we will take your questions.

Before we begin, I’d like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentations, and in our most recent SEC filings.

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly-comparable GAAP financial measures can be found in today’s press release, in the appendix to today’s presentation, and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to historical EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix. With that, I’d like to turn the call over to Klaus.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Very good, Nahla. Thank you. So let’s, in the usual fashion, summarize this quarter.

Solid operational results, transformation on track, really strong quarter, adjusted earnings up nearly 16%, driven by the downstream record profit, $210 million, up 4%, aerospace revenue is up 29%, midstream up 9%, profitability, auto sheet revenue up 180% year-over-year. And then the upstream. The solid performance in spite of the significant market headwinds.

On the alumina segment, it’s been the best first-half profit result since 2007, and on the primary metals, very resilient, even though the Midwest transaction price in this year has dropped by 22%. Productivity gains stand now to half year at $324 million for the quarter, coming from all segments, very, very good. Free cash flow at $205 million, and if you look at cash from operations, $472 million, and that’s after the $300 million that we paid for the Australia gas supply contract. Cash on hand stands at $1.3 billion.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Now let’s also look at transformation. It’s on track at Firth Rixson, I’ll talk about it later, on track. You see what we’re doing there.

Regulatory approvals for RTI, we have received all the necessary ones, RTI has scheduled the shareholder vote for July 21, and we expect to close by end of July. Micromill, really also exciting news. Qualification agreements are in place with eight major automotive customers from all three continents.

And then on the upstream side, as you know, we announced the capacity review and we are following up on this. We’ve completed this 12 year Australian gas supply contract, allowing us to stay competitive there. We’ve curtailed more part of the alumina refinery in Suriname.

We’ve closed down fully our Sao Luis smelter. We permanently closed Pocos de Caldas, the smelter in Brazil. We’ve announced the permanent closure of the Anglesea power station and the coal mine in Australia.

So this is a good fraction of the most important things we’ve done in this quarter, and all of these actions led to a really strong quarter that we see. With this, over to you, Bill, to give us more color on this.

William Oplinger - Alcoa Inc. - EVP & CFO

Thanks, Klaus. Let’s review the income statement. Second-quarter 2015 revenues rose to $5.9 billion from $5.8 billion in the second quarter of 2014, up 1% year-over-year. Organic growth in aerospace, automotive and alumina, combined with acquisitions, grew second-quarter revenues by 12.7%.

This profitable growth more than offset an 11.7% decline in revenues caused by closing and divesting lower-margin businesses and market headwinds. This revenue shift reflects the positive effect of the Company’s transformation. Compared to a year-ago quarter basis, cost of goods sold percentage improved by 250 basis points, driven by strong productivity gains and a stronger US dollar, somewhat offset by cost increases, and lower metal premiums.

Overhead costs continued to decline both sequentially and year-over-year. Year-on-year EBITDA improved to $166 million, up 21% over the second quarter of 2014. This was driven by strong performance from alumina, EPS and GRP, offset partially by pricing and energy headwinds from primary metals.

The second-quarter effective tax rate of nearly 27% was lower than our expected operational tax rate of 31%, due to favorable net discrete and special taxes in the quarter of $22 million. Excluding this impact, our operational rate for the quarter and year-to-date was 31%, which is consistent with our expected operational rate for the year.

Overall, net income was $140 million or $0.10 a share. Excluding special items, net income was $250 million, up nearly 16%, versus the same period in 2014. This resulted in earnings per share excluding special items of $0.19.

Let’s take a closer look at the special items. In the quarter, we recorded an aftertax charge of $110 million or $0.09 per share, primarily restructuring related. We announced the closure of the Pocos smelter and Anglesea power plant and mine facilities resulting in a $95 million and $22 million aftertax charge respectively. The balance largely relates to a $9 million adjustment from the Mt. Holly sale and $6 million for the Suriname curtailment, along with headcount reduction programs in various businesses.

In total, roughly 45% of the restructuring-related charges are non-cash. Other special items for the quarter was a gain of $19 million on the sale of land around the Lake Charles anode facility, $5 million of acquisition fees related to the pending RTI transaction, and a benefit of discrete and special tax items totaling $22 million, all of which have been backed out of the operating earnings.

Let’s look at the results versus a year ago. Second-quarter adjusted earnings of $250 million were up 16% over the prior-year quarter. From a market perspective, the biggest driver was the favorable US dollar, driving an $85 million benefit.

The profit impact from higher volumes was favorable $43 million, benefiting from both organic and inorganic aerospace growth, market share gains, continued strong automotive demand, and to a lesser extent, growth in North American commercial transportation. Lower regional premiums drove the vast majority of the negative price impact.

Also, we delivered $209 million of aftertax productivity gains across all of our segments, which more than offset cost headwinds of $187 million from higher maintenance cost, labor and benefits, and some growth projects. The unfavorable energy impact of $56 million was driven by higher energy costs in Spain, and lower energy sales in Brazil. This was offset partially by lower energy costs in refining.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Let’s move to the segment results. First, I’d like to cover a change we made this quarter in our reporting. We received numerous comments from investors regarding the complexity and impact of metal lag to the mid and the downstream businesses.

Metal price lag quantifies the timing difference created when the average price of metal sold differs from the average cost of the metal, when purchased by the respective segment. Starting this quarter, we removed the impact of metal price lag from the results of GRP and EPS segments, to provide better insight into the underlying operating performance of these businesses. This revision does not have an impact on the consolidated results. Segment information for all periods has been revised, excluding this item from segment results is consistent with our treatment of LIFO accounting, both of which are now shown in our segment ATOI reconciliation.

So let me get to the EPS operational results. EPS delivered another record result in the quarter. Year-on-year revenues were up 15%, largely benefiting from the acquisitions.

Year-on-year robust growth can be attributed primarily to the aerospace and commercial transportation sectors. The EPS base business revenue was impacted negatively by the stronger US dollar, but on a same currency basis, revenues were up by 3%. EPS delivered an EBITDA margin of 21.5%, inclusive of Firth Rixson’s EBITDA contribution of $42 million.

The base business profitability was in line with last year’s result, when adjusting for the weaker US dollar. Overall, the segment showed an improvement of 1.1% sequentially. ATOI for the quarter was $210 million, up from $202 million in the prior year.

This included the benefit of the Firth Rixson acquisition, gross productivity improvements, and the volume share gains from the base business, which were partially offset by the negative currency impact, some cost increases, and price and mix weakness. As we look out into the third quarter, we expect EPS ATOI to be driven by a number of things.

The aerospace market is remaining strong. We see continued recovery in North American non-residential construction, weakness in Europe continues. We anticipate the usual European summer slowdown across all sectors, and we have continued strength in North American heavy duty truck build rates, and gradual recovery in Europe.

Lastly, we do expect an outage at one of the Savannah conventional presses for scheduled repairs. So in total, ATOI is expected to increase 5% to 10% year-over-year, which includes further currency pressures of $9 million.

Let’s move to GRP. Again, this segment has been revised to eliminate the impact of metal lag in the numbers. GRP year-on-year revenue was down 10%, largely driven by the divestitures or closures of six rolling mills in Australia, Spain and France, and Russia.

Also impacting it was lower metal prices, and the stronger US dollar. These more than offset record auto sheet shipments, coupled with healthy commercial transportation and aerospace growth. These volume gains, predominantly in automotive, and very strong productivity drove earnings higher, but were partially offset by the inability to pass the Rotterdam premium through in Russia, and investments made in the Saudi joint venture and Micromill projects.

As we look out into the third quarter, we expect GRP to be impacted by a number of factors. We see continued strong demand for auto sheet, combined with seasonal volume improvement in packaging. We see a reduction of premium impact in Russia sequentially, as the Rotterdam premium has come down, but it is still impacting the results on a year-over-year basis.

Packaging pricing pressures are expected to continue, and we have continued investments for the ramp-up of the Saudi Arabia rolling mill, and investment in the Micromill R&D. In total, ATOI for the segment is expected to increase 5% to 10% year-over-year, assuming current exchange rates.

Let’s move to the alumina segment. The alumina segment delivered very strong results again this quarter, resulting in the best first half since 2007. ATOI of $215 million was up $177 million from $38 million in the second quarter last year, but down slightly from the $221 million achieved in the first quarter. Second-quarter performance was driven by weaker market prices, which more than offset benefits from volume increases and productivity gains.

On a sequential basis, as we look out into the third quarter, we expect it to be impacted by a number of factors. 75% of third party shipments are now on API or spot pricing for the full year of 2015. API will continue to follow the 30-day lag, whereas LME-based pricing follows a 60 day lag.

We do expect production up 40,000 metric tons due to one additional production day in the quarter, and the Saudi Arabia refinery is reaching stability, and earnings are expected to improve there by $5 million. Productivity and volume improvements will more than offset energy and cost increases by $15 million.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

So we turn to primary metals. The primary metals segment clearly was negatively impacted by the lower premiums and pricing in the quarter. As Klaus referred to earlier, the all-in Midwest transaction price has fallen by 22% since the start of the year, and we’ve seen a 10% sequential decline in the realized pricing in this segment.

The energy impact in the segment was favorable due to lower power costs in the Pacific Northwest and Norway, and that was partially offset by lower earnings in our US energy generators. The higher costs in the segment are largely due to the result of additional costs at our curtailed sites.

Looking into the third quarter, we expect the following sequential impacts: Pricing will continue to follow a 15 day lag to the LME. Production very similar to the alumina segment, production will be up 10,000 metric tons, due to an additional day in the quarter.

Regional premiums continue to negatively impact this segment, and at current market rates, we would anticipate that to have a $70 million aftertax impact. Brazil energy sales should improve by $10 million, and the productivity and higher volume will more than offset energy and cost increases by about $8 million.

We move to days working capital. We continue to focus on driving down days working capital, toward the lows achieved last year. Excluding acquisitions, we achieved a two-day improvement versus the same period last year. Including the acquisitions, DWC was up one day year-on-year, and sequentially.

Overall, the base business reduced DWC by 12 days since the second quarter of 2010, providing over $700 million in free cash flow generation from working capital. This continues to be a significant area of focus and opportunity for the integration team, as we strive to bring Firth Rixson in line with the other EPS businesses.

Let’s move to the cash flow statement and liquidity. For the second quarter, cash from operations was $472 million, contributing to positive free cash flow for the quarter of $205 million. This positive result includes the investment of $300 million in the Western Australia gas supply contract.

Pension expense in the quarter of $122 million was in excess of cash contributions of — I’m sorry, of $84 million. The contributions year-to-date of $169 million represent 35% of our anticipated full-year total. Lastly, capital expenditures of $267 million in the quarter were comprised of $128 million for return-seeking capital projects, including the auto project in Tennessee and aero projects in LaPorte and Davenport, and $139 million for sustaining capital.

Now, if we turn to the balance sheet, we continue to maintain a strong balance sheet. From a liquidity perspective, we’re ending the quarter with $1.3 billion in cash on hand, and debt at $8.8 billion, resulting in net debt of $7.5 billion. For the quarter, debt to EBITDA was 2.1 times on a trailing last 12 months basis, which is below our target range of 2.25 to 2.75. I should also note that we’ve recently extended the maturity of our $4 billion revolver to July of 2020, an additional year.

Now, I’d like to conclude with a review of our progress towards the 2015 goals. As Klaus said, starting off on the productivity target, we are well ahead of our productivity target on a run rate basis. We are targeting $900 million, we’ve achieved $562 million year-to-date, or 60% of the target.

Year-to-date return-seeking capital spend has been $283 million and is anticipated to ramp up toward the $750 million target. Sustaining capital through the first half was $240 million, lower than the run rate necessary to spend $725 million for the year. As discussed in the prior slide, we’re ahead of our target leverage metric. And finally, while the commodity environment has made this target significantly more challenging, we’re maintaining our free cash flow target of $500 million.

Turning to the market fundamentals that influence our upstream business, in the alumina market, as you can see in the chart on the left, we’ve tightened our forecast by about 270,000 metric tons. This is largely attributed to lower than expected production ramp-up in the rest of the world, offset with slower curtailments of high-cost operating capacity in smelting.

Pricing for alumina, either spot or API index, of which I said 75% of our shipments for the year will be based on, has generally held up better than metal pricing, due to the fundamental differences in this part of the supply chain. Given the recent history for alumina, we continue to expect supply-demand balances moderating in the second half of the year, tempered by the supply side.

Now, let’s turn to the aluminum market. Starting with demand, we expect strong global demand growth for aluminum of 6.5% in 2015, or 57 million metric tons, led by China and growth in North American automotive consumption. We’re adjusting our aluminum outlook to a global surplus of 760,000 metric tons.

This is roughly 400,000 metric tons higher than our previous forecast, driven by our expectation of lower Chinese curtailments. We now expect a surplus in China of 2.2 million metric tons, compared to a forecast of 1.8 million metric tons last quarter. This is largely driven by the lack of follow through on curtailments on unprofitable operating capacity, even with the recent pressure on metal prices both in and outside of China.

While the rest of the world remains in a deficit, the new supply from China in the form of fake semis has filled an increasing share of that deficit, which has placed the rest of the world total price under pressure. Global inventories have declined, and now stand at 62 days of consumption, eight days lower than a year ago, and down from 66 days last quarter. We’re approaching the 30-year average of 61 days.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Lastly, premium started the year declining from historical highs, and continued to decline this quarter; however, regional premiums appear to be stabilizing in North America and Europe, while Asia is the weakest of the deficit region, suffering from high inventories and continuing Chinese semi imports. As we said last quarter, we’ve seen increases in semi exports coming out of China. Semi exports from China are up roughly 40% year-to-date, which we believe is largely related to fake semis.

Fake semis compete directly with primary metal by avoiding China’s 15% export duty tax, and capturing a 13% VAT rebate. At current metal pricing and premium levels, the economics of exports have deteriorated. But as we said before, we don’t believe this activity is in line with Chinese policy. Let me turn it back over to Klaus.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Thank you, Bill, and on with the markets. Let’s talk about the end markets. Let’s start with aerospace.

So we do believe that the aerospace market’s going to grow 8% to 9% this year. This is 1 percentage point down from our previous view, and that’s entirely due to the shift that we are seeing on the slower new platform ramp-up, mainly the A-350 and the C series. The good news of this is that all of this moves into 2016 and 2017, and there it leads to a nearly doubling of what we saw before, as the growth rates there.

Then, let’s look at the Paris Air Show, and there was a little bit of an oddity here, because right after the air show, the Chinese Premier Li visit to France. As usual, they signed a lot of contracts there, also for Airbus. If you add this up, the contracts that were signed in Paris, as well as at the then subsequent visit of the Premier, it adds up to $125 billion of orders and commitments for Airbus and Boeing alone. If you compare that with last year, Farnborough, that stood at $116 billion, so that’s actually pretty good news.

Order book on commercial jets is over nine years of production. The airline fundamentals continue to be solid, 6.7% passenger and 5.5% cargo demand, the underlying profitability continues to be good, and $29 billion is the estimate of IATA these days.

Let’s move on to automotive. Let’s start with North America. We expect 1% to 4%, sales currently are strong, with 4.4%, led by light trucks.

Production was up 1.7%. Inventories flat, on 60 days, and incentives are up 4.7%, driven by passenger cars and that’s a response to the strength in light trucks, and the weakness on passenger cars. The average transaction price is up, driven by the light trucks that are hot in demand, and obviously good news, also, for us.

On the automotive European side, we do believe that it’s going to go either down to minus 1% or to plus 3%, so a range. Production currently is flat, stands at plus 1.3%. Western Europe improves, while Russia further declines, but in total going up. Registrations are at 6.8% year-to-date, exports are at 1.6%.

China, we continue to see at 5% to 8%. Production stands at plus 5%, sales at 4%. And that’s where we are on automotive.

So let’s go to the next end market, heavy duty trucks and trailer. Let’s start with North America, and this is really a fascinating story. Last quarter, we said we expected growth this year between 6% to 8%, and we are ramping this up to 9% to 11%, and the reason for this is because we were originally assuming that the supply chain would not be able to support much higher build rates in the second quarter, and we are now seeing production peaking at plus 18.7% at 137,000 trucks.

The order book is large. It has increased 42% year-over-year, stands at 169,000 trucks, just compared to this, a 10-year average is 100,000 trucks. But orders are decreasing by 8.6% after the record fourth-quarter 2014 numbers. The fundamentals are very solid, 2.3% freight ton miles and a 54% fleet profitability in the first quarter this year.

On the European heavy trucks and trailer, we actually also take our number up. Used to be minus 5% to minus 7% for this year, and we believe it could be more likely to be around minus 2% to 0%. The reason for this is because we see the production increasing, by Western Europe 5.2%, and improving conditions in Western Europe, orders up 12.2%, registrations up 17.8%.

In China, we actually bring the number down. We used to think minus 9% to minus 11%. We now think minus 14% to minus 16%.

The production is down by 34%. This still suffers from the strong pull-ahead they had due to the Stage IV regulation. We believe this is going to normalize the more we go into the second quarter.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Packaging, really no news on the packaging front. So we’ll say North America, we still see minus 1% to minus 2%, carbonated soft drinks declining, beer increasing, but not enough to fully compensate for it. EU, the 1% to 2%, it’s the conversion from steel to aluminum in Western Europe, partially offset by declines in Eastern Europe. China 8% to 12% growth, it’s basically the penetration of aluminum in the beer segment.

Then, when you go to building and construction, actually we do believe in North America, continue to believe in the 4% to 5% growth for this year. The early indicators are really positive, non-residential contracts awarded stands at 13.6% in May. Architectural Billing Index positive at 51.9 in May. Case-Shiller home price index plus 4.1% year-over-year.

In the EU, we do believe it’s going to be minus 2 to minus 3. The weakness continues, but it varies, as it did already before, in our outlook across the market.

China, we take the number a little bit down. We used to see growth, but we used to think of the growth more between 7% to 9%. We now see it more 6% to 8%. It’s really the market drivers are relatively stable, but we do feel that there is a slower industrial production growth, it stands at 6.1%, reflecting commercial building and construction.

On industrial gas turbines, we continue to see growth here, 1% to 3%. This is driven by two factors really, the higher value-add products, the new high efficiency turbines with advanced technologies that customers find attractive.

And then secondly, it’s these strong US 60 hertz gas fired market, it’s up 19.5% year-to-date and that also drives the strong demand for spares and component upgrades for existing turbine all of this in the 60 hertz market. Unfortunately, the 50 hertz markets, mainly Europe, counters this, and gets tempered by it, because of the subsidized renewables that compete against us.

So much about the end markets, let’s go into Alcoa. This chart here you’ve seen before, but I want to remind you all that this is our game plan. We are really transforming the Company and we’re building these two value engines. On the one hand, the lightweight multi- materials innovation powerhouse, increasing share and exciting gross margin in aerospace, automotive, I’ve gone through all of them.

We have a full pipeline of innovative products and solutions. We’re really using all growth levers. You see it shining through this quarter again. We’re shifting the mix to higher value-add, again shining through. We are expanding in multi-material expertise.

At the same time, we are not neglecting our commodity business. We are continuing to make our commodity business more competitive, and how are we doing that, we’re doing it through all the actions that we have talked about, and Bill have talked about and I’ll share some more with you as we go through this.

The whole reason for it is because we can’t influence where pricing is going to be. You saw the pricing drop in the last weeks, but we can influence where we are on the cost curve, and we can through this, mitigate the down side risk, and you again see it also in the second-quarter results.

We also optimize the casthouse value, we shifted the pricing on the alumina pricing index — to the alumina pricing index. This year, we think 75% is going to be alumina pricing, index or spot. And we see productivity coming from all segments.

Let’s take a look at the value-add businesses first, and let’s start with aerospace, and I’m not going to go through all the gory details in this. One thing I want to remind everybody of, that don’t deal with these things every day, what we’ve done in aerospace, because obviously a lot of attention always goes on the acquisitions, but really, the great story is also on the organic growth sides, and be it on the jet engine side or be it on the air frame structures, we’ve done a lot here, on both sides.

And then comes the inorganic investments, the acquisitions, Firth Rixson doubled the engine content. You see it here depicted. The blue spots are Alcoa, the Firth Rixson ones are kind of orangey, and you see how it has worked.

We can now produce over 90% of the structural and rotating components of pretty much any jet engine with nickel and Ti-Aluminide in the hot section, and titanium aluminum steel in the cold section, and all of this being in our portfolio. That is really, really strong, a strong thing, a strong offering for our customers. And then looking at the logic behind RTI and TITAL, it’s basically complementing the titanium value chain on the midstream, as well as on the downstream side.

Let’s look at how this has positioned us in aerospace. This is a little complicated chart, but I think you all will appreciate that, because on the left-hand side, it shows all the major aerospace structures, right? And the bars represent the value-add that we, as Alcoa, have in there.

And we’ve distinguished between the blue bar, Alcoa, and the gray bar is the acquisition, Firth Rixson and RTI, assuming that we will be able to close this by the end of July, as we’re expecting at this point in time. That’s what you see on the left-hand side. On the left-hand side, you actually, when you go through the numbers, you actually do see that we are on all major platforms. That’s in evidence.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Then the other thing, for those that don’t follow us every day, we are basically agnostic of whether the plane is being metallic or composite. And frankly, interestingly, on the composite plane, the 787, we have the highest shipset here, and that’s fantastic. We also see how the acquisitions have strengthened our position.

You see it on the left-hand side, but you see it even more so on the right-hand side. The right-hand side is now the same type of logic, but done for every jet engine platform. You actually see what I said before that Firth Rixson, the acquisition of Firth Rixson has doubled the content in every jet engine, that’s what’s reflected in here. I would call this all a very, very nice picture, in a very attractive market.

So saying that, let’s look a little deeper into the market. I already gave you my view on the market expectation for this year, and I also gave you my view on the market expectation for the next two years, right? Recently we’ve seen a lot of questions around how’s it going be in the long haul, going forward on long haul perspective.

So we put together a 10-year perspective, right? And this is what you see reflected here on this slide, right? And I think already the first view shows you this is a pretty robust growth picture. I’ll lead you through this.

What are the aerospace fundamentals? There are new fundamentals, and they are relatively strong. We see emerging Asia 100 million new passengers each year. This is a 5% compound average growth, that’s driving travel demand in the next 20 years, basically, on average.

Aircraft retirement, 600 aircraft per annum in the next 10 years. Lower operating costs for the next-generation aircraft. 20% more fuel efficiency, 30% better maintenance costs. And then look at what’s happening, and this is a result of this, we have an over nine-year production order book.

And we also have, if you look at how the orders are sitting there, we have a much more diversified customer base today. Before it was US and Europe. Now it’s very diversified, and this means it’s also lower risk, in case anything happens.

Now let’s talk about the bars going forward. What you see here, what we’ve done here, these gray bars, we’ve basically taken the most reputed analysts in this market, and looked at what they are forecasting, and then we put a min-max range in here, so that’s what you see here, the dark gray and the lighter gray.

And we also provided here a 2024 delivery probability, so that you get a feel where are they typically in this space. Obviously, this probability varies, depending on where you are going through the years, but it gives you an additional information. I think that’s important.

Interestingly, we could have — a lot of people project 20 years out. We could have done that, and then this would have actually looked even better, because a lot of people project a steep increase after 2024. We just didn’t do that, because I feel, given the volatility that wee we see in our markets, the 10-year outlook is probably the one that you should orient yourself around.

Here, I’m pretty happy with what I’m seeing here. This basically would mean we have growth in average of 3% to 5%. And in this growth market, with the position that we have, and with the innovations that we have in store, we can on top of it gain our market position, so grow, in a growing market. So attractive, just to clarify this, how we see this, because there’s been a lot of talk also about, is there a strong cyclicality coming, and this is the numbers that we see there and not we, but also the most reputed analysts see there, market experts see there, and we agree with that.

Let’s move on to the next one, and this is back to Alcoa. Let me update you on the most recent acquisitions. So, Firth Rixson, we closed end of last year. It’s on track to achieve a 2016 target.

The actuals for 2014 were $1 billion revenues, $150 million EBITDA, so 15.7% profitability. When you annualize the profitability that we see today on a run rate, you already see that we have been able to improve the performance. We have said we target for 2016, $350 million EBITDA and $1.6 billion revenues.

How are we going to get there? I think that was one of the questions I’ve heard quite a number of times from you, not just on the call but also on the one-on-ones. Basically, to make it easy, we put it in two buckets. The one bucket I would call productivity and synergy, so we have two elements in there. The one is a standalone productivity, and it’s around 5% to 6% that you can do pretty much in every business.

The second one is our synergies. As you remember, we said we’re going to get $100 million synergies, so we’re going to get $40 million up until 2016. The interesting thing, we track all of this, including by the way also, the standalone and incremental productivity at Firth Rixson already today with our degrees of implementation system.

So today, on the synergy side, we are 190% over-deployed. So I’m pretty comfortable to say that out of this alone, the synergies, we will get, by 2016, $50 million of net integration, $50 million benefit, net the integration costs, right? So even on the gross number, an even higher number, so this is one bucket.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

The second bucket is the market and the share gains. The nice thing is, we are positioned in engine components that grow substantially above the market. So this is going to give us a lift.

So that’s the second part here, and then we also have identified certain opportunities where we believe that we have something unique to offer to our customers, and we are pursuing them as we speak. Unfortunately, life hits, and there are some headwinds, so we are also seeing some headwinds on the oil and gas, as well as on the mining side, but keep in mind, this is a very small percentage of the old Firth Rixson business, so not impacting us that much. This is our game plan here for Firth Rixson, and as I said, we are on track with this.

So let’s also talk about RTI, and get you up-to-speed on where we stand on this. I’m not going to go through all of these things, but just get you orientated. Remember, we did this because we are complementing our titanium portfolio on the mid and downstream. That’s basically the strategic merit, right?

What have we achieved so far? We’ve gotten the approvals from the US and from Europe, the RTI shareholders meeting is scheduled for July 21, and that’s why we expect to close end of July. We’ve basically said we’re going to get $100 million net synergies, 30% in year two, 100% in year four, and here you see a breakdown on the right hand side, and where we see those things, and obviously there’s quite a bit of detail already that have gone into this. Happy to address that in the Q&A, if anybody’s interested.

Operational productivity, $44 million. Procurement $20 million, overhead cost $20 million, and growth $25 million, and if you add that up, you will wonder why is that more than $100 million? Because this, you deduct from that $9 million of integration costs and then you get there.

So, so much about aerospace, acquisitions, so let’s also talk about midstream and automotive. And I think that the process that we have found now, to eliminate these metal swings, the metal lag out of the segment information, particularly for the midstream business, makes it much, much easier to answer the questions that you all have been asking, where do I see what’s happening there.

And I think you do see it, and you do see it also in this quarter. And you will see more of this, because the lightweighting trend will continue, and we are super well-positioned there. Why will it continue?

Because of the CAFE regulations, the OEMs need it. They need to lightweight. Alcoa has the solution, the end customers benefit from it. They get fuel efficiency and money savings, they get more payload. They get faster acceleration and improved braking.

When you think, by the way, when you think automotive, don’t just think auto sheet, also think of brazing sheet, and this is one of those untold stories, but brazing sheet revenues have doubled and profits have tripled in the last years, and it’s a very, very innovative business. So that if you add all of this up, and you go to right-hand side of this slide, you actually see what we are expecting here, and how this is ramping up, and you saw it already in the second quarter GRP numbers, this ramp-up is going exactly as planned, and I would say this is really a very, very good innovation story. So this concludes my value-add business.

Let’s also spend a minute on our commodity business. There’s a lot going on there, as we are reshaping our portfolio and gaining competitiveness. Remember, we restructured the businesses, and created those five separate units there, but overall, they fall into the alumina and the primary metals business.

On the alumina side, we are coming down the cost curve. We started on the 30th percentile. We’re now in the 25th, and we will go on down to the 21st. Primary same thing, 51st percentile start, now at the 43rd, we’ll go down to the 38th percentile.

I’ve just been asked by journalists, before I came here into this meeting, why is the upstream business so resilient? I said that’s why it’s so resilient, because we have been working on it, to bring it down on the cost curve. And then the next question was why is the alumina business doing so well?

Because it’s a different business, right? It’s a different business, and it has to be priced differently, and therefore, we’ve been changing it to alumina pricing index. What has been going on there on the mining side? Saudi Arabia mine pretty much done. Western Australia, we are now shipping bauxite samples to customers for testing, and can see whether we can also ship bauxite from Australia.

On the refining side, we’ve curtailed Suralco more. Completed the Western Australian gas deal. We expect 1.1 million from the refinery in Saudi Arabia, and we’ve come down $15 per metric ton on the cost curve.

Energy side, revised Intalco power contract. Permanent closure of our Anglesea power station as well as the coal mine. Smelting, curtailed Sao Luis entirely, permanent closure of the Pocos smelter, and the Saudi smelter will operate at nameplate 740,000 capacity this year. We’ve come down $50 on the cost curve, and we have in total reduced the cash cost by $435.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

And on the casting side, we’re coming up with new and innovative foundry alloys. We’re upgrading our Baie-Comeau casthouse to meet the automotive demand.

So to sum it all up, this has been a strong quarter. We continued to deliver improved operational results. We captured the value at market share from our investments, and we drive continued upstream competitiveness. With this, let’s open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from Timna Tanners with Bank of America Merrill Lynch. Your line is open.

Timna Tanners - BofA Merrill Lynch - Analyst

I think what I hear from a lot of investors is just the concern over the aluminum market in general, and I see that certainly you detailed for us the expected change in the Midwest premium and the impact into the third quarter. Then there’s the LME impact into the second quarter — third quarter as well.

And you did talk about a little greater surplus, but you didn’t change your Chinese demand forecast. I’m just wondering what you’re thinking about the possible response Alcoa can provide to the market, in light of lower aluminum prices, and the continued issue of Chinese oversupply or over capacity?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Well, Timna, that’s a good point. I mean, let’s start — I don’t even know where to start but let’s start what we believe has happened here, why the regional premium, as well as the primary LME prices have come down. We believe the major driver of this has been a phenomenon called China fake semis, right? And in reality, these fake semis are remelt, disguised as semi-finished product.

They circumvent the China 15% export duty, and they receive a 13% VAT rebate. And they directly compete against Western primary. And that is not in line at all with what the Chinese authorities have intended, with their policy. They intended with the 15% export duties, to avoid exports of primary metals, and with the 13% VAT rebate to incentivize real value-add products, which they are not, right?

And they are doing it because they don’t want to deplete critical natural resources like water and energy, and on top of it, these folks often inflate their prices to get increased VAT returns. So if they’re taking the money away from the Chinese people. So we believe that this should stop. We need a level playing field. We are obviously carefully monitoring it, and considering all options.

We believe the Chinese government will not tolerate such an abuse, and given these prices today, that’s the other interesting thing, the attractiveness of even the fake semis exports has strongly declined. And there’s, by the way, to clarify this, there is really no primary metal, no real primary metal coming out of China for a whole host of reasons. One, because the 15% export duty as a barrier, and the second one, because of the economics that exist today. Go ahead, Timna.

Timna Tanners - BofA Merrill Lynch - Analyst

I was just going to say, no, I think it’s clear that the arb is closed, and that there should be conceivably fewer exports from China of the fake semis, as you call it, but I was just wondering two specific things. One is, do you believe that the Chinese will curtail capacity, because they’re not always as efficient as maybe we would like on that front. Two, if prices were to stay at these low LME price levels, what are further measures that Alcoa could take?

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Well, look, I mean, on your first question, keep in mind this is the first time that those two planets have communicated with each other. I’ve always described it, and we had — I think we had some good conversations, Timna, that in reality whatever China did with their primary business was their business. So they haven’t exported, and I can be clear, that hasn’t changed.

What has changed is this phenomenon of fake semis, which is going against primary in the west. So is this is the first time these two planetary systems have talked, and literally, they have talked in a way that the deficit in the west got destroyed was the fake semis that came out in a really — I mean, I would call it an illegal fashion, stealing money away from the Chinese people, and being totally against that.

In reality, I don’t know whether they are going to curtail more. You’ve seen that for the first time, by the way, last week, Chinalco has now announced that they are curtailing. And you see that there is an increased pressure also from SASAC, the owner of all state-owned enterprises, on the state-owned enterprises that are not profitable, have non-profitable business to become profitable, so all of these things are there.

But can we guarantee that all of this gets executed? No. But under normal circumstances, assuming the fake semis would go away, I would not be too concerned.

Secondly, what can Alcoa do? Alcoa, it has been doing and will continue to do, to optimize the portfolio. You’ve seen it again this quarter.

I mean, we’ve basically — we’ve — on the smelting side, we’ve taken off full capacity in Sao Luis. Totally curtailed. We permanently closed our Pocos de Caldas smelter. Then, on the refinery side, we continue to also improve our cost position.

And there are many, many more ideas. On that end, plus then also to bring our costs down on the short term, as well as on the long term. The Intalco contract is a short term way, how to get our energy cost down, and the gas contract for Australia is a very long-term one, to really make sure that the value of the really high value asset like our system in Western Australia will be enjoyed, frankly, by generations that come after us, because this thing only kicks in, in 20—

William Oplinger - Alcoa Inc. - EVP & CFO

2020.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

2020. So this is not something that comes tomorrow, but we believe that’s the right thing to do, to get shareholder value here.

William Oplinger - Alcoa Inc. - EVP & CFO

The only thing I would add to that, Timna, is recall we have a review, a capacity review currently under way of 2.8 million metric tons in refining, and 500,000 metric tons in smelting. So Sao Luis and Pocos were the first curtailments and closures under that review.

Timna Tanners - BofA Merrill Lynch - Analyst

Okay, so more to come, potentially. Thank you for that answer.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Thank you, Timna.

Operator

(Operator Instructions)

Your next question comes from the line of David Lipschitz with CLSA. Your line is now open.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Hello.

William Oplinger - Alcoa Inc. - EVP & CFO

Hi, Dave.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Dave is calling from New York Stock Exchange.

David Lipschitz - CLSA - Analyst

Can you hear me okay?

William Oplinger - Alcoa Inc. - EVP & CFO

We can hear you now.

David Lipschitz - CLSA - Analyst

Sorry about that.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

That’s good. Okay.

David Lipschitz - CLSA - Analyst

So I guess my question is, you’ve done the Firth Rixson, you’ve done the RTI. Are you looking at any more either upstream or other metal type of stuff in the specialty side? Is that something that still interests you, or pretty much, you’re feeling pretty good where you are right now?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

What I would say, we know how to manage innovation, and we know how to professionally integrate, and I’ve said this before. Some people have said oh, my God, they are now on acquisition mode, but it’s really been a bit coincidental that those two opportunities came so close after each other, and I’d be happy to indulge in that, why this happened. But you sometimes can’t plan for something that you build up over a longer period of time.

The integration, by the way, is handled by different teams inside of Alcoa. So the worry that some people have raised, oh, my God, I mean, are they over-eating, can they handle it, I think it’s way overblown, and we are very well aware of it, and that’s, by the way, one of the most important criteria that we use before we go after it. So we are really committed to do all that we can do, to create shareholder value. That’s really all I would say with this.

And I think I’ve shown in my presentation how the organic growth as well as the inorganic growth has strengthened our position in attractive markets like aerospace, and those that have been at the Paris Air Show, I would think could really feel it. You could feel it by the response from our customers, the attractiveness of our offerings, and that’s I think that’s really what counts, and that’s what’s going to create shareholder value, short as well as long-term.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

David Lipschitz - CLSA - Analyst

Thank you.

Operator

Your next question comes from the line of Tony Rizzuto with Cowen and Company. Your line is open.

Tony Rizzuto - Cowen and Company - Analyst

I’ve got a question on Rolls Royce, and there’s been some negative commentary coming out of that Company, and with regard to the trend engine build rates and the supply chain. I’m wondering, can you talk about that a little bit. How concerned are you? And are we possibly looking at another supply chain destock period going forward here?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Well, Tony, I’ve shown you our forecast for this year, and the next 2 years, and then the 10 years out. Right? And you can see that we are really optimistic, as most people are, in where this market is going. Right?

And the fundamentals are there, and they are very different from what we’ve seen before. We didn’t have an emerging Asia that had 100 million new passengers every year in the next 20 years, every year. We didn’t have a situation where the next-generation aircraft was so much more attractive in terms of fuel efficiency and maintenance costs, and where we literally had 600 aircraft per annum retiring every year.

All of this, I think, plays into this, and we — I mean, we do see a robust demand also on the engine side, which is basically a derivative of the planes, and of the new planes and the usage. We do not see any dips in there, or any risks. I think that is more — and I think if you talk to the experts, they would very soon see that this is more a Company specific thing rather than a market situation.

And the good news is, we cater to everybody. Basically, every jet engine maker as well as every airplane platform maker is our customer, and we are really, really happy about this business.

Tony Rizzuto - Cowen and Company - Analyst

Okay. I wonder if I may ask a second question?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Sure.

Tony Rizzuto - Cowen and Company - Analyst

It’s your spending thus far on capital, both growth and sustaining, has been obviously at a run rate thus far through the first six months, that’s been below what you’re targeting for the year. I did hear you say it was expected to ramp up as we go through the year. But as you sit there today, and talking to us about this, is it likely — you’ve done a very good job at managing capital spending and cash flows over the last couple of years, and can you provide any further granularity on your thought process about overall capital spending for the year?

William Oplinger - Alcoa Inc. - EVP & CFO

Sure, Tony. I made the point on the return seeking capital, that we’re looking to ramp it up. Those return seeking capital projects have very good returns.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

They’re generally either cost savings or organic growth opportunities, and so we really want to ensure that we spend the money on the return seeking projects, so that we can get the returns. Given the current market environment in the upstream business, we’ll do everything we can to manage sustaining capital successfully, and that’s the area that as we look forward to our $500 million free cash flow target, it’s one of the areas we’ll be looking to manage, to try to achieve that target.

Tony Rizzuto - Cowen and Company - Analyst

Thank you very much, Bill and Klaus.

Operator

Your next question comes from the line of Brian MacArthur with UBS. Your line is open.

Brian MacArthur - UBS - Analyst

Hi, good evening. I was just — thank you very much, I think it is very helpful to take out the metal float in the GRP business. But you also didn’t go back and restate 2010, 2011, and 2012, and you set your goal of getting an EBITDA per ton of $344 based on those three years, and yet since then, we’ve sold a lot of mills that probably weren’t doing that well.

Obviously auto’s got a lot better. You managed to do $342 already this quarter in an environment that’s pretty tough. Is it fair to assume that — I’m just curious, you didn’t reset that target, because obviously I would think it would be quite a bit better, given your mix going forward. Or am I incorrect in assuming that?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Well, I mean, when we put the target out, we were actually assuming that we would change the mix. So without a change of the mix, this would have been impossible to achieve, right? Particularly when you see the decline in the enormous headwinds that we are facing on the packaging side.

When I look at our rolling business, I must say, they are doing on both sides a really good job to bring the costs down in the packaging business, they are facing a lot of headwinds there. At the same time, we are growing with innovation, and then we have this revolutionary innovation there with the Micromill and the Micromill materials. I hope that this is not getting buried. The very fact that we announced — when did we announce it, actually, end of last year, December or so, wasn’t that about the time when we announced the Micromill?

William Oplinger - Alcoa Inc. - EVP & CFO

Yes.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

We have now eight customers that have signed up in qualification contracts and they are coming — eight automotive customers, big names, they are coming from all three continents. That shows you what this team has been doing, right? So this is how we look at it from a short term, but the $344 has already been, on your specific question, this was already — assuming that portfolio actions would be necessary for this.

Brian MacArthur - UBS - Analyst

That would have included obviously the metal price pass-through and everything as well, too, right?

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

William Oplinger - Alcoa Inc. - EVP & CFO

The targets were set on the trailing three years, and we assumed essentially flat metal prices from there. So in essence, by setting the target with flat metal prices, you didn’t have a metal price impact in the numbers.

Brian MacArthur - UBS - Analyst

Okay. That’s what I was just going to —

William Oplinger - Alcoa Inc. - EVP & CFO

Yes, yes. The target is still a valid target, and as Klaus eloquently said, really a tale of two cities. You’ve got a packaging business that has some significant headwinds, and you’ve got an aerospace and automotive business that’s doing well.

Brian MacArthur - UBS - Analyst

Great. That helps a lot clarifying it. Thanks very much.

Operator

Your next question comes from the line of Jeremy Kliewer with Deutsche Bank. Your line is now open.

William Oplinger - Alcoa Inc. - EVP & CFO

Hi, Jeremy.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Hello, Jeremy. Jeremy, you have to unmute.

Jeremy Kliewer - Deutsche Bank - Analyst

Hi, guys, just wanted a bit more clarity —

William Oplinger - Alcoa Inc. - EVP & CFO

We need you to speak up, Jeremy.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Speak up a little bit more.

Jeremy Kliewer - Deutsche Bank - Analyst

Just need a little bit more clarity on the fake semis coming out of China. I was just wondering if you would perchance take the same route as some of the steel companies and perhaps raise a trade case, or if you’re just waiting for China to employ the discipline on their own companies?

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Jeremy, that’s a good question. Frankly, as I said, we are considering all options here, but I believe — I’ve last been in China four weeks ago or so, and had a lot of conversations also with high level folks. They are very clear that this is not in line with their policy, and that they are deeply looking into this.

My strong assumption is that they will be shutting this down. Because in reality, why have they put these procedures in place, because they don’t want primary metal to leave the country, because primary metal is another way, it’s a liquefied way of energy, and this energy that they don’t have enough in their country, and that has a level of pollution, creates a level of pollution and eats up water in areas where there’s water shortage.

One of the big expansions that has happened on the primary metals production is in the Gobi Desert up in the north, in the Xinjiang province. The Xinjiang province is a desert. They don’t have water there. And they either still use water-cooled power, coal-fired power generation, which is really terrible to do in a desert, or they go with air-cooled and air-cooled, you basically now have to live with a lower efficiency, which basically means you burn more coal.

So with this, your CO2 amount goes up, in an area where they already suffer from enormous problems with air quality, right? And this government, as we could see today again, and yesterday, is very much also focused on how their people are feeling about the government, right? And social stability, and social stability is more and more tied also to environmental conditions, which is kind of typical, as economies move up. So that’s how I see this. But I would say our position is, we are open to all options, but at this point in time I’m relatively optimistic that the Chinese will take care of it.

Jeremy Kliewer - Deutsche Bank - Analyst

One more, if I may.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Sure.

Jeremy Kliewer - Deutsche Bank - Analyst

On power and propulsion, you had set a goal for 2016 of $2.2 billion. We were just wondering how close are you to getting that with the organic growth, versus having the acquired growth from Firth Rixson and RTI and TITAL?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

On the APP, in fact, on APP was. The only non-organic growth that we’ve had there is TITAL, and that’s relatively small.

William Oplinger - Alcoa Inc. - EVP & CFO

About $100 million.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

About $100 million. The $2.2 billion is really organic growth. When you look at my list that I had in there on aerospace, right? You see a lot of APP plans there, like Hampton.

William Oplinger - Alcoa Inc. - EVP & CFO

LaPorte.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

LaPorte, where we are putting in investments, and for instance that allow us to have bigger casts for bigger investment casts for the larger jet engines, and a better coating for blades in Hampton, and then for Whitehall, we have investments there. So most of it is really organic growth there through innovation, really strong innovation. Thank you for asking. APP is a really, really great business, doing very, very well.

Jeremy Kliewer - Deutsche Bank - Analyst

Thank you. Good luck.

Operator

Your next question comes from the Paretosh Misra with Morgan Stanley. Your line is now open.

Paretosh Misra - Morgan Stanley - Analyst

Thanks. I have a question on slide 21, regarding your aerospace market guidance. I was wondering if you could provide some more color as to what platforms are driving this growth, and driving the change in your guidance, and particularly interested in 2016 and 2017.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Oh, I see. You’re talking about the end market slide. Okay.

Paretosh Misra - Morgan Stanley - Analyst

Right.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

The end market slide. And I think you’re referring to the first bullet point, the shift of this — this is purely referring, to explain, if you take this chart and you compare it with the chart, with the same chart that we had for aerospace at the end of first quarter, you would see that at that point in time, we predicted a growth for this year from 9% to 10%, and we are now taking this down to 8% to 9%, and the reason why we’re taking it down is because we’ve seen in the first half of the year that the ramp-up in the supply chain for the new platforms, mainly the A350 and the C series has been too slow.

However, this is not a reflection of the orders that are there, right? It’s just a reflection of the ramp-up that’s impossible, basically, with the supply chain to catch up as the rest of this year. So this is moving into next year, and into the year after this.

So that’s why we are on the one hand shifting, taking the 1% down here, at the same time we’re adding this to the 2016 and 2017, what we’ve seen there, and you see that this growth rate basically doubles then, through this move. Does that explain your question?

Paretosh Misra - Morgan Stanley - Analyst

Yes. That’s it.

Operator

There are no further questions at this time. I turn the call back over to Mr. Kleinfeld.

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JULY 08, 2015 / 09:00PM GMT, AA - Q2 2015 Alcoa Inc Earnings Call

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Okay. Very good, and good discussion also. Let me close. This was a strong quarter, shows the transformation is right on. Our value-add businesses are outperforming, acquisitions fully on track.

Upstream faced tough headwinds, showed resilience, strong productivity, excellent cash generation. One thing that I can guarantee you, we are laser beam focused on shifting the portfolio to higher profitability and the repositioning is at work. Thank you for calling in, and I’m looking forward to our next conversations. Thank you very much.

Operator

Thank you for joining, ladies and gentlemen. This concludes today’s conference call. You may now disconnect.

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